EXHIBIT 21.1

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

Chart of Subsidiaries

Company	State of Incorporation

American Tire Distributors Holdings, Inc.	Delaware
American Tire Distributors, Inc.	Delaware
The Speed Merchant, Inc.	California
T.O. Haas Holding Co.	Nebraska
T.O. Haas Tire Company	Nebraska
Texas Market Tire Holdings I, Inc.	Texas
Texas Market Tire, Inc.	Texas
Target Tire, Inc.	North Carolina
Wholesale Tire Distributors, Inc.	Utah
Farm Tire Supply Co., Inc.	Utah
Wholesale Tire Distributors of Idaho, Inc.	Idaho
Wholesale Tire Distributors of Wyoming, Inc.	Wyoming